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                                                                    EXHIBIT 11.1

                         STATEMENT REGARDING COMPUTATION
                              OF PER SHARE EARNINGS


Statement Regarding Computation of                Three months                    Six months
Per Share Earnings                               ended June 30,                  ended June 30,
                                          --------------------------      --------------------------
                                             2000            1999            2000            1999
                                          ----------      ----------      ----------      ----------
Basic earnings per share:
 Weighted-average shares outstanding       1,655,263       1,727,128       1,655,263       1,749,006
 Net income per share                     $      .63      $      .34      $     1.16      $      .69

Weighted-average common shares
  outstanding and common share
    equivalents (1)                        1,655,263       1,727,128       1,655,263       1,749,006
                                          ----------      ----------      ----------      ----------

Net income                                $1,045,000      $  593,000      $1,922,000      $1,215,000
                                          ==========      ==========      ==========      ==========
Diluted net income per share              $      .63      $      .34      $     1.16      $      .69
                                          ==========      ==========      ==========      ==========


(1) 20,000 shares of common stock equivalents were excluded from the computation of earnings per share for all periods presented because they were antidilutive.


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